Exhibit 10.6

BLACKSKY TECHNOLOGY INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

(Adopted August 16, 2021 (the “Effective Date”))

1. Introduction. This BlackSky Technology Inc. Executive Change in Control and Severance Plan (as may be amended from time to time, this “Plan”) has been adopted by BlackSky Holdings, Inc. (the “Company”), effective as of the Effective Date, in order to provide specified severance pay and benefits to Eligible Employees who (a) incur qualifying terminations of employment, and (b) abide by the terms and conditions for participation in, and receipt of such pay and benefits as set forth in, the Plan.

2. Important Terms. The following capitalized words and phrases will have the meanings set forth in this Section 2:

2.1. “Administrator” means the Company, acting through the Board (as defined below), the Compensation Committee of the Board or another duly constituted committee of members of the Board, or any person to whom the Administrator or the Board has delegated any authority or responsibility with respect to the Plan pursuant to Section 12, but only to the extent of such delegation.

2.2. “Base Salary” means, with respect to a Participant, the Participant’s annual base salary in effect immediately before the date on which the Participant’s Involuntary Termination occurs; provided, however, that if the Involuntary Termination is a Good Reason Termination based on the clause (c) of the Good Reason Termination definition, relating to a certain reduction by the Company Group in the Participant’s annual base salary, then Participant’s Base Salary will be not less than the Participant’s annual base salary in effect immediately prior to such reduction; provided, further, that in the event the Participant’s Involuntary Termination occurs during the Change in Control Period, then the Participant’s Base Salary will be not less than the Participant’s annual base salary in effect immediately before the Change in Control Period. The determination of the amount of a Participant’s Base Salary will be made by the Administrator, in accordance with the records of the Employer.

2.3. “Board” means the Board of Directors of the Company.

2.4. “Cause” means, with respect to a Participant, (a) the Participant’s intentional and material failure to perform the Participant’s lawful duties as assigned by the Company Group (other than any such failure resulting from death or Disability); (b) the Participant’s intentional and material breach of any fiduciary duty to the Company; (c) the Participant’s engagement in dishonesty, misrepresentation, illegal conduct, gross negligence or gross misconduct related to the Participant’s employment duties to the Company that causes or could reasonably be anticipated to cause material harm to the Company; (d) the Participant’s embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment with the Company; (e) the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony; or the Participant’s conviction of or plea of guilty of nolo contendere to a crime that constitutes a misdemeanor involving moral turpitude, if such misdemeanor is work-related, or otherwise impairs the Participant’s ability to perform services for the Company Group or results in reputational or financial harm to the Company Group or any of its affiliates; (f) the Participant’s willful unauthorized disclosure of Company Group confidential information or associated third party confidential information (as defined or otherwise specified in the Participant’s PIIA); or (g) the Participant’s material breach of any material obligation under this Plan, the Participant’s PIIA or any other agreement between the Participant and the Company Group. In the case of clauses (a), (b), (c), (f) and (g) above, for “Cause” to exist, (i) the Administrator shall provide written notice of the acts or omissions constituting the grounds of “Cause” to the Participant, to the extent then known to the Administrator; and (ii) the Participant must have failed to cure such conduct within thirty (30) calendar days after such notice has been tendered; provided that, no such cure period shall be extended if, in the good faith judgment of the Administrator, the act or omission constituting the grounds of “Cause” is not capable of effective cure. The determination of whether grounds for Cause exists, including the determination of the cure of any event and/or action, omission or event constituting grounds for Cause, will be made in all cases by the Administrator in accordance with authorities and deference afforded to the Administrator under Section 12 of the Plan.

2.5. “Change in Control” means the first occurrence of any of the following events on or after the Effective Date:

(a) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b) If the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation or other entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Further, and notwithstanding any provision of the Plan to the contrary, the consummation of the transactions contemplated under or in connection with that certain Agreement and Plan of Merger dated as of February 17, 2021, by and among Osprey Technology Acquisition Corp., Osprey Technology Merger Sub, Inc., and BlackSky Holdings, Inc., as may be amended from time to time (the “Transaction Agreement”), will not constitute a Change in Control under this Plan.

2.6. “Change in Control Period” means the period beginning on the date three (3) months prior to the consummation of a Change in Control and ending on (and inclusive of) the eighteen (18) month anniversary of the date of consummation of such Change in Control.

2.7. “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation under the Code will include such section or regulation, and any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation amending, supplementing or superseding such section or regulation.

2.8. “Company” means BlackSky Holdings, Inc., a Delaware corporation, and any successor as described in Section 23.

2.9. “Company Equity Plan” means each of the Company’s Spaceflight, Inc. Amended and Restated 2011 Equity Incentive Plan, the Company’s 2014 Equity Incentive Plan, and the Company’s 2021 Equity Incentive Plan.

2.10. “Company Group” means the Company and any corporate parent or corporate subsidiary of the Company.

2.11. “Deferred Payments” means any severance benefits to be paid or provided to a Participant pursuant to this Plan and any other severance or separation payments and benefits to be paid or provided to such Participant, that in each case, when considered together, are considered deferred compensation under Section 409A.

2.12. “Disability” means total and permanent disability as defined in Code Section 22(e)(3). The Administrator will determine whether a Participant has incurred a Disability based on such evidence as the Administrator deems necessary or advisable. The Administrator’s determination as to a Participant’s Disability will be final and binding.

2.13. “Eligible Employee” means an employee who is a member of a “select group of management or highly compensated employees” (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) of the Company Group, who has been designated by the Administrator as being eligible to participate in the Plan and who has been provided a Participation Agreement by the Administrator.

2.14. “Employer” means, with respect to an Eligible Employee, the member of the Company Group that directly employs such employee.

2.15. “Equity Awards” mean, with respect to a Participant, the Participant’s outstanding Company stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based equity awards, and other Company equity compensation awards, if any.

2.16. “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific section of ERISA will include such section and any valid regulation or other applicable guidance that has been promulgated under such section and is in effect and any comparable provision of any future legislation amending, supplementing or superseding such section then in effect.

2.17. “Good Reason Termination” means, with respect to a Participant, the Participant’s termination of the Participant’s employment with the Company Group in accordance with the next sentence after the occurrence of one or more of the following events without the Participant’s written consent: (a) material reduction of the Participant’s material duties, authorities, or responsibilities as in effect immediately prior to such reduction, including a reduction to divisional duties, authorities or responsibilities; provided, however, that continued employment by the Company Group, or transfer of employment to another entity with substantially the same duties, authorities, or responsibilities with respect to the Company’s business and operations will not constitute “Good Reason” (including, for example, but not by way of limitation, a material reduction due to the Company becoming a part of a larger entity, unless the Participant receives substantially the same, or a greater, level of duties, authorities or responsibilities with respect to the total combined entity and not only with respect to the Company as a division, subsidiary or business unit of the total combined entity); (b) a material change in the geographic location of the Participant’s primary work facility or location; provided, that a relocation of less than thirty (30) miles from the Participant’s then present work location will not be considered a material change in geographic location; or (c) a reduction in the Participant’s base salary by more than ten percent (10%);

provided, however, that a reduction in excess of ten percent (10%) shall not constitute “Good Reason” if it is made in connection with an across-the-board reduction by the Company of all base salaries for similarly situated employees by a percentage at least equal to the percentage by which the Participant’s base salary is reduced. In order for the Participant’s termination of the Participant’s employment to be for Good Reason, the Participant must not terminate employment with the Company Group without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and the Participant must terminate the Participant’s employment with the Company Group within thirty (30) days following the Cure Period. To the extent the Participant’s principal work location is not the Company Group’s corporate offices or facilities due to a shelter-in-place order, quarantine order, or similar work-from-home requirement that applies to the Participant, the Participant’s principal work location, from which a change in location under the foregoing clause (b) will be measured, will be considered the Company Group’s office or facility location where the Participant’s employment with the Company Group primarily was based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement. The determination of whether a Good Reason Termination exists, including the determination of the cure of any event and/or breach constituting a Good Reason Termination, will be made in all cases by the Administrator in accordance with authorities and deference afforded to the Administrator under Section 12 of the Plan.

2.18. “Involuntary Termination” means, with respect to a Participant, (a) a termination of the Participant’s employment with the Company Group by the Company Group for a reason other than (x) Cause, (y) the Participant’s death, or (z) the Participant’s Disability, or (b) the Participant terminates employment with the Company Group due to a Good Reason Termination. For the avoidance of doubt, an Involuntary Termination will not be considered to occur upon transfer of a Participant’s employment between members of the Company Group.

2.19. “Participant” means an Eligible Employee who has timely and properly executed and timely delivered the Eligible Employee’s Participation Agreement to the Administrator, as set forth therein.

2.20. “Participation Agreement” means the individual agreement provided by the Administrator to an employee of an Employer designating such employee as an Eligible Employee under the Plan and providing for any additional terms and conditions relating to such employee’s participation in the Plan. A form of Participation Agreement is attached hereto as Appendix A.

2.21. “PIIA” means, with respect to a Participant, the Participant’s Proprietary Information and Inventions Assignment Agreement (or similarly titled agreement) entered into with the Company or other applicable member of the Company Group, as amended or superseded from time to time by mutual consent of the Participant and the Company.

2.22. “Section 409A” means Section 409A of the Code.

2.23. “Target Bonus” means, with respect to a Participant, the Participant’s annualized target bonus amount under the applicable Company Group bonus plan, as in effect for the performance period in which the Participant’s Involuntary Termination occurs; provided, however, that in the event such Involuntary Termination occurs during the Change in Control Period, then the Participant’s Target Bonus will be not less than such target bonus amount for the Participant as in effect for the performance period in which the Change in Control occurs. The determination of the amount of a Participant’s Target Bonus will be made by the Administrator, in accordance with the records of the Employer.

2.24. “Tier 1 Executive” means a Participant who has been designated as a Tier 1 Executive as specified in the Participant’s Participation Agreement.

2.25. “Tier 2 Executive” means a Participant who has been designated as a Tier 2 Executive as specified in the Participant’s Participation Agreement.

2.26. “Tier 3 Executive” means a Participant, who has been designated as a Tier 3 Executive as specified in the Participant’s Participation Agreement.

2.27. “Time-based Equity Award” means, with respect to a Participant, any Equity Award granted to the Participant that, as of the applicable date, is scheduled to vest based solely on the Participant’s continued service with the Company Group through the scheduled date(s) of vesting. For the avoidance of doubt, an outstanding Equity Award (or portion thereof) granted to the Participant for which, as of the applicable date, any performance-based vesting requirements have been fully achieved or otherwise no longer apply, and which remains subject solely to vesting requirements based only on the Participant’s continued service with the Company Group through the scheduled date(s) of vesting, is considered a Time-based Equity Award as of the applicable date.

3. Eligibility for Severance Benefits. A Participant is eligible for severance benefits under the Plan, as described in Section 4, only if such Participant is an Eligible Employee on the date such Participant incurs an Involuntary Termination and otherwise satisfies the requirements of the Plan.

4. Involuntary Termination.

4.1. Involuntary Termination Other Than During the Change in Control Period. If a Participant incurs an Involuntary Termination other than during the Change in Control Period, then the Participant will receive the following severance benefits under the Plan, subject to the terms of the Plan:

4.1.1. Salary Severance Benefit. A single, lump sum payment in cash in an amount equal to:

(a) If the Participant is a Tier 1 Executive, one hundred fifty percent (150%) of the Participant’s Base Salary;

(b) If the Participant is a Tier 2 Executive, one hundred percent (100%) of the Participant’s Base Salary; or

(c) If the Participant is a Tier 3 Executive, fifty percent (50%) of the Participant’s Base Salary.

4.1.2. Prorated Bonus Severance Benefit. A single, lump sum payment in cash in an amount equal to the sum of (a) the Participant’s prorated Target Bonus, determined by multiplying the Participant’s Target Bonus by a fraction, (x) the numerator of which is the number of days that the Participant was employed during the Company’s fiscal year in which the Participant’s Involuntary Termination occurs, and (y) the denominator of which is 365 days, and (b) any annual bonus under the applicable Company Group annual bonus plan in which the Participant participated for the calendar year immediately prior to the calendar year in which the Participant’s Involuntary Termination has occurred, to the extent otherwise earned and payable (but not yet paid) to the Participant in accordance with the terms of such plan, but for a requirement to continue employment with the Company Group through the bonus payment date.

4.1.3. COBRA Severance Benefit. If the Participant and any spouse and/or other dependents of the Participant (“Family Members”) have coverage under the group health plan(s) sponsored by the Company Group on the date of the Participant’s Involuntary Termination (such coverage, “Qualifying Health Coverage”), Company-paid premiums for continued group medical, vision and dental plan coverage for the Participant and the Participant’s eligible dependents under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable applicable state law (“COBRA”) (such reimbursements or direct payments, the “COBRA Benefits”) until the earliest of (x) the date on which the Participant (and the Participant’s Family Members, as applicable) become covered under similar plans, (y) the expiration of the Participant’s (and the Participant’s Family Members’, as applicable) eligibility for continuation coverage under COBRA, or (z) the expiration of:

(a) If the Participant is a Tier 1 Executive, eighteen (18) months following the date of the Involuntary Termination;

(b) If the Participant is a Tier 2 Executive, twelve (12) months following the date of the Involuntary Termination; or

(c) If the Participant is a Tier 3 Executive, six (6) months following the date of the Involuntary Termination.

4.1.4. Miscellaneous Benefit(s). The Participant will be entitled to such additional benefits, if any, to the extent and on the terms and conditions provided in the Participant’s Participation Agreement.

4.2. Involuntary Termination During Change in Control Period. If the Participant incurs an Involuntary Termination during the Change in Control Period, the Participant will receive the following severance benefits under the Plan, subject to the terms of the Plan:

4.2.1. Salary Severance Benefit. A single, lump sum payment in cash in an amount equal to:

(a) If the Participant is a Tier 1 Executive, two hundred percent (200%) of the Participant’s Base Salary;

(b) If the Participant is a Tier 2 Executive, one hundred fifty percent (150%) of the Participant’s Base Salary; or

(c) If the Participant is a Tier 3 Executive, one hundred percent (100%) of the Participant’s Base Salary.

4.2.2. Prorated Bonus Severance Benefit. A single, lump sum payment in cash in an amount equal to the sum of (a) the Participant’s prorated Target Bonus, determined by multiplying the Participant’s Target Bonus by a fraction, (x) the numerator of which is the number of days that the Participant was employed during the Company’s fiscal year in which the Participant’s Involuntary Termination occurs, and (y) the denominator of which is 365 days, and (b) any annual bonus under the applicable Company Group annual bonus plan in which the Participant participated for the calendar year immediately prior to the calendar year in which the Participant’s Involuntary Termination has occurred, to the extent otherwise earned and payable (but not yet paid) to the Participant in accordance with the terms of such plan, but for a requirement to continue employment with the Company Group through the bonus payment date.

4.2.3. COBRA Severance Benefit. If the Participant and any Family Members have Qualifying Health Coverage, COBRA Benefits until the earliest of (x) the date on which the Participant (and the Participant’s Family Members, as applicable) becomes covered under similar plans, (y) the expiration of the Participant’s (and the Participant’s Family Members’, as applicable) eligibility for continuation coverage under COBRA, or (z) the expiration of:

(a) If the Participant is a Tier 1 Executive, twenty-four (24) months following the date of the Involuntary Termination;

(b) If the Participant is a Tier 2 Executive, eighteen (18) months following the date of the Involuntary Termination; or

(c) If the Participant is a Tier 3 Executive, twelve (12) months following the date of the Involuntary Termination.

4.2.4. Equity Award Vesting Acceleration. Vesting acceleration of one hundred percent (100%) of the Participant’s Time-based Equity Awards. For the avoidance of doubt, in the event of the Participant’s Involuntary Termination that occurs prior to a Change in Control, any then outstanding and unvested portion of the Participant’s Equity Awards will remain outstanding (and unvested) until the earlier of (x) three (3) months following the Involuntary Termination, or (y) a Change in Control that occurs within three (3) months following the Involuntary Termination, solely so that any benefits due on an Involuntary Termination can be provided if the Involuntary Termination occurs during the Change in Control Period (provided that in no event will the Participant’s stock option Equity Awards or similar Equity Awards remain outstanding beyond the Equity Award’s maximum term to expiration). If no Change in Control occurs within three (3) months following an Involuntary Termination, any unvested portion of the Participant’s Equity Awards automatically and permanently will be forfeited on the date three (3) months following the date of the Involuntary Termination without having vested.

4.2.5. Miscellaneous Benefit(s). The Participant will be entitled to such additional benefits, if any, to the extent and on the terms and conditions provided in the Participant’s Participation Agreement.

5. Conditions to Receipt of Severance Benefits.

5.1. Severance Benefits Release Requirement. Notwithstanding any contrary Plan provision, as a condition to receiving any severance benefits under the Plan, a Participant will be required to sign and not revoke a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”); provided that such Release shall not include any affirmative obligations by the Participant relating to non-competition, non-solicitation, or similar restrictive covenants that are more restrictive than as set forth in the Participant’s PIIA. In all cases, the Release must become effective and irrevocable no later than the sixtieth (60th) day following the Participant’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to receive any and all severance benefits under the Plan. In no event will any severance benefits under the Plan be paid or provided until the Release becomes effective and irrevocable.

5.2. COBRA Severance Benefit Limitations. Notwithstanding the COBRA Benefits specified in Sections 4.1.3 and 4.2.3, if the Company determines in its sole discretion that it cannot provide the COBRA Benefits without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of such COBRA Benefits, subject to any delay required by Section 9 below, the Company will provide to the Participant a taxable monthly payment payable on the last day of a given month (except as provided by the last sentence in this Section 5.2), in an amount equal to the monthly COBRA premium that would be required to continue coverage under the Company Group’s group health, dental and vision care plans for the Participant (and the Participant’s Family Members, as applicable), as of the date of the Involuntary Termination, in each case, which amount will be based on the premium rates applicable for the first month of COBRA Benefits for the Participant (and the Participant’s Family Members, as applicable) (each, a “COBRA Replacement Payment”), and which COBRA Replacement Payments will be made regardless of whether the Participant elects COBRA continuation coverage and will end on the earlier of (a) the date upon which the Participant obtains other employment, or (b) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months in the applicable COBRA Benefits period set forth in clause (z) of Section 4.1.3 or Section 4.2.3, as applicable. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary under the Plan, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Participant will not receive the COBRA Replacement Payments or any further COBRA Benefits.

5.3. Other Requirements. A Participant’s receipt of severance benefits under the Plan will be subject to the Participant continuing to comply with the provisions of the Participant’s Release and the terms of the PIIA, and any other written agreement or agreements between the Participant and the Company Group under which the Participant has a material duty or obligation to the Company Group, other than any violations that are inadvertent and, both independently and in the aggregate, are immaterial. If the Participant at any time fails to comply with the immediately preceding sentence, then any severance benefits under the Plan will terminate immediately for a Participant and Participant will be obligated to repay all severance benefits paid or provided to the Participant under the Plan.

6. Payment Timing.

6.1. Severance Benefits. Provided that a Participant’s Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 9 and the terms of the Participant’s Participation Agreement, any severance benefits under the Plan will be paid, or in the case of installments, will commence, on the sixtieth (60th) day following the Participant’s Involuntary Termination (the

“Payment Date”), and any severance benefits under the Plan otherwise payable to the Participant during the period immediately following the Participant’s Involuntary Termination through the Payment Date will be paid in a lump sum to the Participant on the Payment Date, with any remaining payments to be made as provided in the Plan or the Participant’s Participation Agreement, as applicable; provided, however, that any severance benefits under the Plan consisting of the acceleration of stock options or restricted stock awards will be effective immediately upon the effectiveness and irrevocability of the Release. Notwithstanding the foregoing, any Equity Awards that are restricted stock units, performance awards, and/or similar full value awards (other than restricted stock) (the “Full Value Awards”) that accelerate vesting under Section 4 of the Plan will be settled, subject to any delay required by Section 9 below (or the terms of the Full Value Award agreement or other plan, policy, or arrangement of the Company Group governing the settlement timing of the Full Value Award to the extent such terms specifically require any different payment timing in order to comply with or be exempt from the requirements of Section 409A, as applicable), on the Payment Date.

7. Non-Duplication of Benefits. For purposes of clarity, in the event of an Involuntary Termination that occurs during the period within three (3) months prior to a Change in Control, any severance benefits to be provided to a Participant under Section 4.2 will be reduced by any amounts that already were provided to Executive under Section 4.1. The benefits, if any, provided under this Plan will be the exclusive benefits for a Participant related to his or her termination of employment with the Company Group and/or a change in control of the Company and, except to the limited extent provided otherwise in the Participant’s Participation Agreement or applicable Company Equity Plan, will supersede and replace any severance and/or change in control benefits and/or acceleration of vesting provisions set forth in any offer letter, employment or severance agreement, equity award agreement and/or other agreement between the Participant and the Company or the Employer, as applicable, in effect as of the date the Participant enters into a Participation Agreement. Notwithstanding any provision of the Plan to the contrary, if a Participant becomes entitled to any cash severance, continued health coverage benefits, vesting acceleration of any Equity Awards, or other severance or separation benefits similar to those provided under the Plan, by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by the Company or to which the Company is a party other than the Plan (“Other Benefits”), then the corresponding severance payments and benefits under the Plan will be reduced by the amount of Other Benefits paid or provided to the Participant.

8. Limitation on Payments.

8.1. Reduction of Severance Benefits. If any payment or benefit that a Participant would receive from the Company, an Employer or any other party whether in connection with the provisions in this Plan or otherwise (the “Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be either (x) delivered in full or (y) delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the Participant’s receipt, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some of the Payments may be subject to the Excise Tax. If a reduction in Payments is made in accordance with the immediately preceding sentence, the reduction will occur, with respect to the Payments considered parachute payments within the meaning of Code Section 280G, in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise

Tax will be the first cash payment to be reduced); (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will a Participant have any discretion with respect to the ordering of Payment reductions. The Participant will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received by such Participant under this Plan, and neither the Company Group nor any other affiliate of the Company Group will have any responsibility, liability or obligation to reimburse, indemnify or hold harmless any Participant for any payments of personal tax liability.

8.2. Determination of Excise Tax Liability. Any determinations required under this Section 8 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determinations will be conclusive and binding upon Participant and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company Group and Participant will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 8. The Company Group will bear the costs and make all payments required to be made to the Firm for the Firm’s services that are rendered in connection with any calculations contemplated by this Section 8. Neither the Company Group nor any other affiliate of the Company Group will have any liability to the Participant for the determinations of the Firm.

9. Section 409A.

9.1. General. Notwithstanding anything to the contrary in this Plan or any Participation Agreement, no Deferred Payments, if any, will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A (a “Separation from Service”). Similarly, no severance benefits payable to a Participant under the Plan, if any, which otherwise would be exempt from Section 409A pursuant to Treasury Regulations Section 1.409A-1(b)(9), will be payable until the Participant has a Separation from Service.

9.2. Exemption; Compliance. It is intended that none of the severance benefits under the Plan will constitute Deferred Payments, but rather that all payments and benefits under this Plan will be exempt from Section 409A as payments that would fall within the “short-term deferral period” or result from an involuntary separation from service (as defined in Section 409A), as described in Section 9.4. It also is intended that, to the extent any such severance benefits under the Plan otherwise are not excluded from coverage under Section 409A pursuant to the exceptions in the immediately preceding sentence, they are excluded from coverage under Section 409A pursuant to the “limited payment” exception under Treasury Regulations Section 1.409A-1(b)(9)(v)(D), but only to the extent permitted by such regulation. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.

9.3. Required Delay. Notwithstanding any contrary Plan provision, if a Participant is a “specified employee” within the meaning of Section 409A at the time of his or her Separation from Service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following such Separation from Service, will become payable on the date that is six (6) months and one (1) day following the date of such Separation from Service. Any subsequent Deferred Payment, if any, will be payable in accordance with the payment schedule applicable to such payment. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following his or her Separation from Service, but before the date six (6) months following such Separation from Service, then any payments delayed in accordance with this Section 9.3 will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and any other Deferred Payment will be payable in accordance with the payment schedule applicable to such payment. Each payment, installment and benefit payable under this Plan is intended to constitute a separate payment under Treasury Regulations Section 1.409A-2(b)(2).

9.4. Certain Exemptions. Any amount paid under this Plan that (x) satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulations Section 1.409A-1(b)(4) or (y) qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii) that does not exceed the limit set forth in Treasury Regulations Section 1.409A-1(b)(9)(iii)(A) will not constitute a Deferred Payment for purposes of this Section 9.

9.5. Interpretation; Other Requirements. The provisions of the Plan are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to so comply or be exempt. For purposes of the Plan, to the extent required to be exempt from or comply with Section 409A, any references to a Participant’s Involuntary Termination or similar phrases relating to the termination of a Participant’s employment will be references to such Participant’s Separation from Service. Notwithstanding any contrary Plan provision, including but not limited to Section 15, the Company, by action of the Administrator, reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of any Participant or other person or entity, to comply with Section 409A or to avoid income recognition under Section 409A or to otherwise avoid the imposition of additional tax under Section 409A prior to the actual payment or provision of any severance benefits under the Plan. In no event will a Participant have any discretion to choose the Participant’s taxable year in which any payments or benefits are provided under this Plan. In no event will the Company Group or any affiliate of the Company Group have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Participant for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

10. Withholdings. The Employer (and/or any other member or affiliate of the Company Group, as applicable) will have the right and authority to deduct from any payments or benefits payable under this Plan all applicable federal, state, local and/or non-U.S. taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Plan, the Employer (and/or any other member or affiliate of the Company Group, as applicable) is permitted to deduct or withhold, or require the Participant to remit to the Company Group, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company Group nor any affiliate of the Company Group will have any responsibility, liability or obligation to pay the Participant’s taxes arising from or relating to any payments or benefits under this Plan.

11. Participant Indebtedness. If a Participant is indebted to the Company Group on the date of the Participant’s Involuntary Termination, the Company reserves the right to offset the payment of any severance benefits under the Plan by the amount of such indebtedness. Such offset shall be made only to the extent permitted under applicable laws and to the extent the Administrator determines that such offset will not result in any taxes under Section 409A. The Participant’s execution of the Participant’s Participation Agreement constitutes knowing written consent to the foregoing.

12. Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered, interpreted and operated by the Administrator (in its sole discretion). The Administrator will have the exclusive right and full discretion to (a) interpret the Plan, (b) designate the management or highly compensated employees of the Company Group who are eligible to participate in the Plan and to provide Participation Agreements to any such Eligible Employees as the Administrator deems appropriate, (c) decide, in good faith, any and all matters arising under the Plan or any Participation Agreement (including the right to remedy possible ambiguities, inconsistencies, or omissions), (d) make, amend and rescind such rules as it deems necessary or appropriate for the proper administration of the Plan, subject to the terms of the Plan, and (e) make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including eligibility for any benefit or payment under the Plan. Any decision made or other action taken by the Administrator (or its authorized delegates) with respect to the Plan, and any interpretation by the Administrator (or its authorized delegates) of any term or condition of the Plan (including, but not limited to, with respect to whether an Involuntary Termination or a Change in Control has occurred), or any related document, will be final, conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) in its sole discretion and on such terms and conditions as it may provide, may delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company as to any matter pertaining to the Plan. The Administrator is the appropriate named fiduciary of the Plan solely for purposes of the Plan’s claims and appeal procedures set forth in Section 16.

13. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 13, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

14. Term. The Plan will become effective upon the Effective Date and will terminate automatically upon the completion of all benefits (if any) under the terms of the Plan.

15. Amendment or Termination. The Company, by action of the Board or the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice (except as otherwise provided below) to any Participant or other person or entity, and without regard to the effect of the amendment or termination on any Participant or such other person or entity. Any amendment or termination of the Plan must be in writing. In addition, notwithstanding the preceding, upon, in connection with or after a Change in Control, the Company, without a Participant’s written consent, may neither amend nor terminate the Plan in any way nor take any other action under the Plan, which (a) prevents that Participant from becoming eligible for severance benefits under the Plan, or (b) reduces or alters to the detriment of the Participant the severance benefits under the Plan, if any, payable, or potentially payable, to him or her (including, without limitation, imposing additional conditions).

16. Claims and Review Procedures.

16.1. General. Any Participant who believes he or she is entitled to but has not received a benefit or payment under the Plan or disagrees with the determination of the amount of any Plan benefit or payment or any other decision regarding his or her interest under the Plan (or his or her authorized legal representative) (the “Claimant”) must submit such claim (the “Claim”) in writing to the Administrator at the following address within ninety (90) calendar days after the date the Claimant first knew or should have known of the facts on which the Claim is based, unless the Administrator consents otherwise in writing or ERISA provides otherwise: BlackSky Holdings, Inc., Plan Administrator of the BlackSky Technology Inc. Executive Change in Control and Severance Plan, 13241 Woodland Park Road, Suite 300, Herndon, VA 20171. The Claim must set forth the nature of the benefit claimed, the amount of such benefit and the basis for claiming entitlement to such benefit.

16.2. Non-Disability Benefit Claims.

16.2.1. Non-Disability Benefit Claims Procedure. If a Claimant submits a Non-Disability Benefit Claim (as defined below) to the Administrator in accordance with the requirements set forth in Section 16.1, and the Non-Disability Benefit Claim is denied (in full or in part), the Claimant will be provided a written notice of such denial within ninety (90) calendar days after the Administrator’s receipt of the Non-Disability Benefit Claim, unless special circumstances require an extension of time (up to ninety (90) more calendar days), in which case written notice of the extension will be given to the Claimant within the initial ninety (90)-day review period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the Non-Disability Benefit Claim. The denial notice will include: (a) the specific reason(s) for the denial; (b) references to the specific Plan provision(s) on which the denial was based; (c) a description of any additional material or information that is necessary to perfect the Claim and an explanation of why such material or information is necessary; (d) a description of the Plan’s procedures for appealing the denial and the time limits applicable to such procedures; (e) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal pursuant to the Plan’s procedures; and (f) any other information required by ERISA. A “Non-Disability Benefit Claim” means a Claim that does not involve any determination of Disability by the Administrator.

16.2.2. Appeal Procedure. A Claimant may appeal a denied Non-Disability Benefit Claim by filing a request for review of such denial in writing with the Administrator at the address noted in Section 16.1. Such request must be made no later than sixty (60) calendar days following the date the Claimant received the written notice of denial or such later deadline as may be prescribed by ERISA. The Claimant then has the right to review and obtain copies of all documents and other information relevant to the Non-Disability Benefit Claim, upon written request and at no charge, and to submit comments, documents and other information relating to such Claim in writing. If the Claimant files a timely appeal, as described above, the Administrator will provide written notice of its decision on review (whether or not adverse) within sixty (60) calendar days after it received the timely request for review, unless special circumstances require a longer period of time, in which case a decision will be rendered as soon as possible, but not later than one hundred and twenty (120) calendar days after receipt of the timely review request. The Claimant will be given written notice of any such extension before the end of the original 60-day review period, as well as the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the Administrator denies the appealed Non-Disability Benefit Claim, the notice of denial will include: (a) the specific reason(s) for the denial; (b) references to the specific provision(s) of the Plan on which the denial was based; (c) a statement that the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to such Claim; (d) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the denial on review pursuant to the Plan’s procedures; and (e) any other information required by ERISA.

16.3. Disability Benefit Claims.

16.3.1. Disability Benefit Claims Procedure. If a Claimant submits a Disability Benefit Claim (as defined below) to the Administrator in accordance with the requirements set forth in Section 16.1, and the Disability Benefit Claim is denied (in full or in part), the Claimant will be provided a written notice of such denial within forty-five (45) calendar days after the Administrator’s receipt of the Disability Benefit Claim. However, this forty-five (45)-day time period may be extended for up to thirty (30) more calendar days for matters beyond the control of the Administrator, in which case the Claimant will be notified in writing of the extension of time before the end of the initial forty-five (45)-day review period. This notice of extension will indicate the circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the Disability Benefit Claim. If, before the end of the first thirty (30)-day extension period, the Administrator determines that, due to matters beyond its control, a decision cannot be rendered within that extension period, then the period for making the determination may be extended for up to thirty (30) more calendar days, in which case the Claimant will be notified in writing of the additional extension of time before the end of the initial thirty (30)-day extension period. This notice of extension will indicate the circumstances requiring the additional extension of time and the date by which the Administrator expects to render its decision on the Disability Benefit Claim. Any notice of extension also will explain the standards on which entitled to the applicable benefit is based, the unresolved issues that prevent a decision on the Disability Benefit Claim, the additional information needed to resolve those issues, and notice that the Claimant will be afforded at least forty-five (45) calendar days within which to provide the specified information.

The denial notice will include: (a) the specific reason(s) for the denial; (b) references to the specific Plan provision(s) on which the denial was based; (c) a description of any additional material or information that is necessary to perfect the Disability Benefit Claim and an explanation of why such material or information is necessary; (d) a statement that the Claimant will be provided, upon request and free of charge, reasonable access to and copies of, all documents and other information relevant to the Disability Benefit Claim; (e) a description of the Plan’s procedures for appealing the denial and the time limits applicable to such procedures; (f) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal pursuant to the Plan’s procedures, including a description of the contractual limitations period that applies to bringing such action, as well as the calendar date on which the contractual limitations period expires; (g) a copy of any internal rule, guideline, protocol or other similar criteria relied on in denying the Disability Benefit Claim or a statement that such rule, guideline, protocol or other similar criteria do not exist; (h) a discussion of the Administrator’s decision, including an explanation of the Administrator’s basis for disagreeing with, or not following, as applicable: (1) the views of the Claimant’s treating health care professionals and/or vocational experts who evaluated the Claimant, if provided by the Claimant, (2) the views of medical and/or vocational experts whose advice was obtained on behalf of the Plan in connection with the denial, without regard to whether the Administrator relied upon such advice in making the benefit determination, and (3) the federal Social Security Administration’s determination of disability, if provided by the Claimant; and (i) any other information required by ERISA. A “Disability Benefit Claim” means a Claim that involves a determination of Disability by the Administrator.

16.3.2. Appeal Procedure. A Claimant may appeal a denied Disability Benefit Claim by filing a request for review of such denial in writing with the Administrator at the address noted in Section 16.1. Such request must be made no later than one hundred eighty (180) calendar days following the date the Claimant received the written notice of denial or such later deadline as may be prescribed by ERISA. The Claimant then has the right to review and obtain copies of all documents and other information relevant to the Disability Benefit Claim, upon written request and at no charge, and to submit comments, documents and other information relating to such Claim in writing. If the Claimant files a timely appeal, as described above, the Administrator will provide written notice of its decision on review (whether or not adverse) within forty-five (45) calendar days after it received the timely request for review, unless special circumstances require a longer period of time, in which case a decision will be rendered as soon as possible, but not later than ninety (90) calendar days after receipt of the timely review request. The Claimant will be given written notice of any such extension before the end of the original 45-day review period, as well as the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. Before any denial on review may be issued, however, the Administrator will provide the Claimant, free of charge, with any new or additional evidence considered, relied upon or generated in connection with the Disability Benefit Claim. Moreover, before any denial on review based on a new or additional rationale may be issued, the Administrator will provide the Claimant, free of charge, with such rationale. Any evidence or rationale will be provided as soon as possible and sufficiently in advance of the date when the Administrator must issue its decision on review to give the Claimant a reasonable opportunity to respond before that date. The review of the appealed Disability Benefit Claim will be conducted by the Administrator (who will not be the individual who decided the initial Disability Benefit Claim nor the subordinate of such individual). In deciding an appeal of any denied Disability Benefit Claim that is based in full or in part on a medical judgment, the Administrator will consult with a health care professional (who will neither be an individual who was consulted in connection with the initial Disability Benefit Claim nor the subordinate of such individual) who has appropriate training and experience in the field of medicine involved in the medical judgment. Any medical or vocational experts whose advice was obtained on behalf of the Administrator in connection with such denied Claim will be identified, regardless of whether the advice was relied upon in denying the Disability Benefit Claim.

If the Administrator denies the appealed Disability Benefit Claim, the denial notice will include: (a) the specific reason(s) for the denial; (b) references to the specific provision(s) of the Plan on which the denial was based; (c) a statement that the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the Disability Benefit Claim; (d) a copy of any internal rule, guideline, protocol or other similar criteria relied on in denying the Disability Benefit Claim or a statement that such rule, guideline, protocol or other similar criteria do not exist; (e) a discussion of the Administrator’s decision, including an explanation of the

Administrator’s basis for disagreeing with, or not following, as applicable: (1) the views of the Claimant’s treating health care professionals and/or vocational experts who evaluated the Claimant, if provided by the Claimant, (2) the views of medical and/or vocational experts whose advice was obtained on behalf of the Plan in connection with the denial, without regard to whether the Administrator relied upon such advice in making the benefit determination, and (3) the federal Social Security Administration’s determination of disability, if provided by the Claimant; (f) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal pursuant to the Plan’s procedures, including a description of the contractual limitations period that applies to bringing such action, as well as the calendar date on which the contractual limitations period expires; and (g) any other information required by ERISA.

If the Administrator does not strictly adhere to the Plan’s claims and appeal procedures for Disability Benefit Claims, as set forth in this Section 16.3 (the “Disability Claim Procedures”), the Claimant may be deemed to have exhausted the Plan’s administrative remedies and may be able to seek judicial review of the Claimant’s Disability Benefit Claim. Such deemed exhaustion does not apply, however, if the Administrator’s failure to strictly adhere to the Disability Claim Procedures was a de minimis violation not likely to cause prejudice or harm to the Claimant and if the other applicable requirements under ERISA are met. The Claimant may request a written explanation of such a violation from the Administrator. Within ten (10) calendar days of the Claimant’s request, the Administrator will provide such explanation, including a specific description of the bases, if any, for asserting that the violation should not cause the Disability Claim Procedures to be deemed exhausted. A Disability Benefit Claim rejected by a court for immediate review based on deemed exhaustion will be considered refiled under the Plan upon the Plan’s receipt of the court’s decision. Within a reasonable time after receipt of the court’s decision, the Administrator will provide the Claimant with notice of the Disability Benefit Claim’s resubmission.

16.4. COVID-19. Notwithstanding the foregoing, the sixty (60)-day period following the announced end of the COVID-19 U.S. national emergency or such other date announced by the Internal Revenue Service and the Employee Benefits Security Administration in a future notification will be disregarded for any Claimant in determining the date by which the Claimant may file a Claim or file an appeal of an adverse benefit determination under the Plan

16.5. Exhaustion of Plan’s Claims and Appeal Procedure Required; Limitations on any Legal Actions; Venue. Exhaustion of the Plan’s applicable claims and appeal procedure set forth in this Section 16 is mandatory for resolving any Claim under the Plan before initiating any legal action relating to the Claim. Any legal action with respect to a Claim, if permitted, must be brought (a) no later than one (1) year after the Administrator’s denial of such Claim on appeal, regardless of any state or federal statutes establishing provisions relating to limitations on actions, and (b) in the U.S. District Court for the Eastern District of Virginia. In any such action, all determinations made by the Administrator (and its authorized delegates) in connection with its review of the Claim will be afforded the maximum possible deference permitted by law.

17. Attorneys’ Fees. The parties will each bear their own expenses, legal fees and other fees incurred in connection with this Plan.

18. Source of Payments. The Plan will be maintained at all times in a manner to be considered “unfunded” for purposes of ERISA. Any severance benefits under the Plan will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment or benefit under the Plan will be any greater than the right of any other general unsecured creditor of the Company, the Employer or any other parent, subsidiary or affiliate of the Company.

19. No Guarantee of Tax Consequences. Participants (or their beneficiaries) solely will be responsible for any and all taxes with respect to any payments or benefits provided under the Plan. None of the Administrator, the Company, the Employer or any parent, subsidiary or other affiliate of the Company makes any guarantees regarding the tax treatment to any person of any payments or benefits provided under the Plan.

20. Inalienability. In no event may any current or former employee of any Employer sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan, except as provided in this Section. Any other attempted assignment, transfer, conveyance, or other disposition of a Participant’s right to compensation or other benefits will be null and void. At no time will any of a Participant’s rights or interests under the Plan be subject to the claims of creditors nor liable to attachment, execution or other legal process. If any payments or benefits are payable to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

21. Death. Notwithstanding anything to the contrary in the Plan, if a Participant dies after his or her Involuntary Termination and after the Participant (or the authorized representative of the Participant’s estate) has timely executed and returned the Release to the Administrator (without having timely revoked it) but before receiving all of the payments and benefits otherwise payable to him or her, such remaining payments and benefits instead will be paid to the executor of the Participant’s estate, on behalf of the estate, at the time(s) and in the form(s) applicable to such payments and benefits, as applicable, under the Plan.

22. No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company, the Employer or any parent, subsidiary or other affiliate of the Company. The Company and the applicable Employers expressly reserve the right to discharge any of their employees at any time and for any reason, with or without cause or notice, as permitted by applicable law. However, as described in the Plan, a Participant may be entitled to benefits under the Plan depending upon the circumstances of the termination of his or her employment.

23. Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction, and including, without limitation, BlackSky Technology Inc. which will be the successor to the Company upon completion of the transactions contemplated under the Transaction Agreement) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise (including, without limitation, upon the closing of the transactions contemplated under the Transaction Agreement, BlackSky Technology Inc.).

24. Applicable Law. The Plan is intended to be an unfunded deferred compensation plan within the meaning of U.S. Department of Labor Regulations Section 2520.104-23 and will be construed, administered and enforced as such in accordance with ERISA. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the Commonwealth of Virginia (but not its conflict of laws provisions).

25. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

26. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning, construction or interpretation of the Plan’s provisions.

27. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of the Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

28. Protected Activity. Notwithstanding any contrary provision of the Plan, the Release or a Participant’s PIIA, nothing in this Plan, the Release or such PIIA will prohibit or impede a Participant from engaging in any Protected Activity. For purposes of this Plan, “Protected Activity” will mean (i) communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency, or entity, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, the Participant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information (as defined in the PIIA) or any other agreement between the Participant and the Company, the Employer or any parent, subsidiary or other affiliate of the Company relating to the protection of confidential information in a manner not protected by applicable law (each, a “Confidential Information Agreement”) to any parties other than the Governmental Entities. The Participant further understands that Protected Activity does not include disclosure of any Company attorney-client privileged communications or attorney work product. Any language in a PIIA or any Confidential Information Agreement that conflicts with, or is contrary to, this paragraph is superseded by this Plan. The Participant understands and acknowledges that pursuant to the Defend Trade Secrets Act of 2016 (A) an individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

*                *                 *

Appendix A

FORM OF

BLACKSKY TECHNOLOGY INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

PARTICIPATION AGREEMENT

[Date], 2021

BlackSky Holdings, Inc. (the “Company”) is pleased to inform you, [Name], that you have been selected to participate in its BlackSky Technology Inc. Executive Change in Control and Severance Plan (the “Plan”). A copy of the Plan has been delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan, including this Participation Agreement. Any capitalized term used in this Participation Agreement that is not otherwise defined herein will have the meaning ascribed to such term in the Plan.

In order to actually become a Participant in the Plan, as described in the Plan, you must complete and sign this Participation Agreement and return it to [Name] at [Contact] by no later than [Date].

Severance Benefits. The Plan describes in detail certain circumstances under which you, if you are a Participant in the Plan, may become eligible for severance benefits and such other benefits set forth herein. In order to receive any severance benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Administrator the Release, which must become effective and irrevocable within the requisite period set forth in the Release and is subject to the Release timing requirements specified in the Plan. For clarity, for purposes of clause (b) of the Good Reason Termination definition, your initial primary work location with the Company Group as of the date of this Participation Agreement will be considered [Insert currently assigned Company office location].

Golden Parachute Tax Reduction. Also, as explained in the Plan, your severance benefits (if any) will be reduced if necessary to avoid the severance benefits from becoming subject to “golden parachute” excise taxes under the Code.

Withholdings. Please note that the Company Group has the right to withhold from any severance benefits payable under the Plan any applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

[Existing Equity Awards. You previously were granted certain Equity Awards, including (without limitation) the following:

Type of Equity Award	Award ID Number	Grant Date	Company Equity Plan Name	Per Share Exercise or Purchase Price	Number of Shares Subject to Equity Award at Grant
[ --]	[ --]	[ --]	[ --]	[ --]	[ --]

The Equity Awards set forth in the table above provide for certain vesting acceleration benefits as set forth in the individual award agreement governing the terms of the applicable Equity Award (each, a “Custom Acceleration”). Such Custom Acceleration will not be superseded by the Plan and instead will continue to apply to the applicable Equity Awards.]

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the BlackSky Technology Inc. Executive Change in Control and Severance Plan; (2) you have carefully read this Participation Agreement and the Plan, including, but not limited to, the terms and conditions for participation in, and receipt of any severance benefits under, the Plan; and (3) the decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors, and will be given the maximum possible deference permitted by law.

BLACKSKY HOLDINGS, INC.	[NAME OF ELIGIBLE EMPLOYEE]

Signature	Signature

Name	Date

Title

Attachment: BlackSky Technology Inc. Executive Change in Control and Severance Plan